Exhibit 5.1

August 8, 2007

SonicWALL, Inc.
1143 Borregas Avenue
Sunnyvale, CA 94089

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by  SonicWALL, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on or about August 9, 2007 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 744,043 shares of the Company’s Common Stock (the “Stock”) subject to issuance by the Company upon the exercise of stock options granted under the Aventail Corporation 2007 Equity Incentive Plan (the “Options”) and assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated June 12, 2007, as amended July 5, 2007, by and among the Company, a wholly owned subsidiary of the Company and Aventail Corporation (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Amended and Restated Articles of Incorporation, certified by the California Secretary of State on July 13, 2007;

(2)	the Company’s Amended Bylaws, certified by the Company’s Secretary on August 8, 2007;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	resolutions furnished to us by the Company that the Company has represented to us were adopted at a meeting of the Company’s Board of Directors on June 11, 2007;

(6)
the stock records that the Company has provided to us, consisting of (i) a report of the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of July 31, 2007 and (ii) a summary report from the Company, as of August 8, 2007, of the number of shares of the Company’s capital stock issued and outstanding, as well as shares of the Company’s capital stock that are (a) subject to issuance pursuant to outstanding options, warrants, conversion privileges or other rights (or agreements for any such rights) to acquire stock  (collectively, “Rights”) or (b) reserved for issuance upon the exercise or grant of Rights to be awarded in the future, and a representation from the Company that such numbers have not increased between July 31, 2007 and the date of this opinion;

(7)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Washington Secretary of State on July 10, 2007;

(8)	the Aventail Corporation 2007 Equity Incentive Plan and the form of Notice of Stock Option Grant, Stock Option Agreement and Notice of Stock Option Exercise thereunder;

(9)	the form of the Company’s Notice of Stock Option Assumption; and

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the State of California.

Based upon the foregoing, it is our opinion that the 744,043 shares of Stock that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the applicable stock option agreements and stock option assumption agreements and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
Fenwick & West LLP